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                                 Press Release
Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355
USA

                   Orthovita Completes $10 Million Financing

       Paul Capital Royalty Acquisition Fund Acquires a 13% Equity Stake

For Immediate Release
October 22, 2001

Contact:  Joseph M. Paiva
          Orthovita, Inc.
          610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Monday, October 22, 2001 - Orthovita, Inc. (NASDAQ-NM / NASDAQ-Europe: VITA), a leading developer of orthopaedic biomaterials, announced today that it has completed a $10,000,000 product development financing with Paul Capital Royalty Acquisition Fund, L.P. ("Paul Royalty"). Orthovita sold Paul Royalty a royalty interest for $5,000,000 and sold 2,582,645 shares of its common stock for $5,000,000, for gross proceeds of $10,000,000. The royalty interest provides for Paul Royalty to receive a royalty of 3.5% on the first $100 million of sales plus 1.75% of sales in excess of $100 million of Orthovita's VITOSS(TM), CORTOSS(TM) and RHAKOSS(TM) products in North America and Europe through 2016 subject to certain adjustments. Under the terms of the agreement, upon any resale of the Orthovita common stock acquired by Paul Royalty, Orthovita will receive credits against its royalty obligation to Paul Royalty equal to the first $5,000,000 of proceeds plus one third of any appreciation from the stock purchase price. Orthovita will use the proceeds realized from this financing for clinical development, marketing programs, and working capital relating to its VITOSS, CORTOSS and RHAKOSS products.

Commenting on the completion of the financing, Joseph Paiva, Vice President and Chief Financial Officer, said, "We are pleased to have completed this transaction, which was structured to minimize the issuance of our stock at today's price. This financing is an important step toward our priority goal of increasing shareholder value by providing the capital to continue developing our product pipeline, grow our sales and move us toward achieving our profitability goal."

About the Company

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a
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broad range of clinical needs in the trauma market. We have applied our technologies to the development of three products, VITOSS(TM) Synthetic Bone Scaffold, CORTOSS(TM) Synthetic Cortical Structural Graft and RHAKOSS(TM) Synthetic Bone Spinal Implants, that we believe offer a wide range of clinical applications at various anatomical sites. VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS was cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe. CORTOSS is a high-strength, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. In the U.S. we are pursuing clinical studies for multiple indications of CORTOSS, including the augmentation of screws and vertebral fractures. CORTOSS is cleared for sale in Australia. RHAKOSS is under development as a preformed, injection-molded composite that mimics the natural dual cortical-cancellous composition of human bone, providing high-strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market.

About Paul Royalty Fund

Paul Capital Partners is one of the leading purchasers of private equity in the secondary market. The Paul Capital Royalty Acquisition Fund provides liquidity to owners of life sciences royalty interests. Since 1998 Paul Capital Partners and its affiliated entities have invested in or structured more than $310 million in royalty transactions. For company information, visit Paul Capital Partners on the World Wide Web at http://www.paulcapital.com/.

   This press release contains forward-looking statements by the Company regarding our expectations as to our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our history of operating losses and our need for additional funds, as well as the risks and uncertainties in preclinical and clinical trial results, gaining regulatory approvals, scaling-up manufacturing, market acceptance, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption "Certain Risks Related to Our Business." Further information about these and other relevant risks and uncertainties may be found in the Company's filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.